SPATIALIGHT, INC.
                        Five Hamilton Landing, Suite 100
                                Novato, CA 94949

               NOTICE OF ADJOURNED ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JULY 7, 2004

         PLEASE TAKE NOTICE that our Annual Meeting of Shareholders (the "Meeting"), which commenced on June 16, 2004, has been adjourned because we did not have a quorum of outstanding common shares necessary to transact the business described in Proposals 2 and 3 of our Proxy Statement, dated May 21, 2004 (the "Proxy Statement"). Proposals 1 and 4 were voted upon and approved by the Shareholders at the Meeting.

         We have, therefore, adjourned the Meeting to July 7, 2004, at the Best Western Novato Oaks Inn, 215 Alameda Del Prado, Novato, CA 94949, at 10:00 a.m., PDT (the "Adjourned Meeting"). The only matters to be voted upon by the Shareholders at the Adjourned Meeting are Proposals 2 and 3 that were to have been voted upon at the Meeting and more fully described in the Proxy Statement previously sent to you. Only Shareholders of record as of the close of business on May 3, 2004, the record date previously established by the Board of Directors for the Meeting (the "Record Date"), will be entitled to vote at the Adjourned Meeting. As of the date of the Meeting, the Company had received, in person or by proxy, 15,594,933 votes in favor of and 609,766 votes against Proposal 2, and the Company had received, in person or by proxy, 15,538,081 votes in favor of and 680,720 votes against Proposal 3.

         Proxies previously submitted by Shareholders shall be voted at the Adjourned Meeting with respect to Proposals 2 and 3. However, another Proxy is enclosed with this Notice of the Adjourned Meeting for those Shareholders who have not submitted their Proxies to date or who desire to change or revoke any Proxy previously submitted. The Proxies named in this Proxy have the authority to act on your behalf at the Adjourned Meeting in the same manner provided for with respect to the Meeting.

         Your vote is important - please sign, date and return the enclosed proxy card as soon as practicable. The Board of Directors of SpatiaLight recommends that Shareholders vote FOR Proposals 2 and 3, as indicated in the Proxy Statement.

         We have engaged a proxy solicitor, D.F. King & Co., Inc., for the specific purpose of soliciting sufficient votes to obtain a quorum of outstanding common shares necessary to transact the business described in Proposals 2 and 3 of our Proxy Statement at the Adjourned Meeting. The costs of this proxy solicitation will be borne by SpatiaLight.

         Any Shareholder as of the Record Date seeking another copy of the Proxy Statement for the Meeting should send a facsimile or email to Sandi Harrison, the Assistant Secretary of SpatiaLight, Inc., at (415) 883-3363 or sandi@spatialight.com.

         PLEASE SEND IN YOUR PROXIES WITH RESPECT TO THE MATTERS TO BE VOTED UPON AT THE ADJOURNED MEETING AS SOON AS PRACTICABLE.

         New York, NY
         Dated:   June 17, 2004

         BY ORDER OF THE BOARD OF DIRECTORS,

         SANDI HARRISON, Assistant Secretary